                          [PULITZER LETTERHEAD]
                                                              [PULITZER LOGO]
FOR IMMEDIATE RELEASE


                        PULITZER INC. ANNOUNCES AGREEMENT
                    TO BUY THE PANTAGRAPH IN CENTRAL ILLINOIS

          The Pantagraph Will Become Pulitzer's Third-Largest Property

         ST. LOUIS, October 5, 1999 - Pulitzer Inc. (NYSE:PTZ) announced today that it will purchase The Pantagraph, a daily and Sunday newspaper that serves the central Illinois cities of Bloomington and Normal, and a group of seven community newspapers known as the Illinois Valley Press, for $180 million from The Chronicle Publishing Company of San Francisco. The transaction is expected to close in January 2000 and is subject to customary approvals, including review under the Hart-Scott-Rodino Act.

         The transaction is structured as a purchase of assets, which will enable Pulitzer to realize up to $70 million in tax benefits over the depreciable and amortizable lives of the assets acquired. Pulitzer will pay for the acquisition from its cash reserves.

         Pulitzer said it expects the purchase to be dilutive to earnings by 5 percent to 7 percent in the first year. Dilution is estimated to drop to 2 percent to 3 percent in the third year and is not expected to be a factor thereafter.

         With 1999 revenues of approximately $29 million and circulation of about 50,100 daily and 54,000 Sunday, The Pantagraph will become Pulitzer's third-largest property. The transaction represents Pulitzer Inc.'s first acquisition since it became an independent public company in March 1999 with the spinoff of the newspaper publishing and new media businesses formerly operated by Pulitzer Publishing Company.

                                     -more-

Add one
Pulitzer Pantagraph acquisition

         Robert C. Woodworth, president and chief executive officer of Pulitzer, said, "The Pantagraph will be an excellent addition to our line-up of strong publishing properties. It's a very close fit with our acquisition strategy, which targets newspapers that have leading positions in good growth markets, and it has an outstanding management team with an enviable record.

         "The Pantagraph has established a loyal and large customer base by providing the best daily coverage of local news in the Bloomington/Normal area. The daily paper reaches 62.5 percent of the market's households, which is the sixth highest daily penetration rate in the nation, and The Pantagraph operates a successful, growing website.

         "The area has experienced strong economic and population growth over the past decade, and the growth is projected to continue. It's the home of Illinois State University, which has more than 20,000 students. Retail advertising has remained strong, and new retailers are entering or are expected to enter the market. For example, Famous-Barr is scheduled to open a store there
- its first in the market - in the near future.

         "The combination of a great market and a strong management team gives us an excellent opportunity to grow revenues and cash flow," Woodworth added.

         In addition to The Pantagraph, the acquisition includes a group of seven community newspapers throughout central Illinois known as the Illinois Valley Press, providing better overall coverage of the area.

         The Pantagraph, founded in 1837, was privately owned by a single family and its descendants until 1980, when Chronicle Publishing acquired it.

                                     -more-

Add two
Pulitzer Pantagraph acquisition

         Pulitzer Inc.'s newspaper operations include two major metropolitan dailies, the St. Louis Post-Dispatch and The Arizona Daily Star in Tucson, Ariz., and 11 other dailies: The Daily Herald, Provo, Utah; the Santa Maria Times, Santa Maria, Calif.; The Napa Valley Register, Napa, Calif.; The World, Coos Bay, Ore.; The Hanford Sentinel, Hanford, Calif.; the Arizona Daily Sun, Flagstaff, Ariz.; the Troy Daily News, Troy, Ohio; The Daily Chronicle, DeKalb, Ill.; The Garden Island, Lihue, Hawaii; The Daily Journal, Park Hills, Mo.; and The Daily News, Rhinelander, Wisc.

         Through its Pulitzer Technologies subsidiary, Pulitzer Inc. also engages in a variety of new media and interactive initiatives, including web sites related to the newspapers in St. Louis and Tucson and a number of its other dailies. Pulitzer Inc. is the successor to the company originally founded by Joseph Pulitzer in St. Louis in 1878.

         For further information, contact James V. Maloney, director of shareholder relations, Pulitzer Inc. at (314) 340-8402.

SPECIAL NOTE
     The above statements include forward-looking statements which are based on current management expectations related to The Pantagraph acquisition. Factors that could cause future results to differ from these expectations include the following: overall advertising expenditures, competition and general economic conditions. Additional factors are described in the Company's reports filed with the Securities and Exchange Commission